This Preliminary Pricing Supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this Preliminary Pricing Supplement is not complete and may be changed. This Preliminary Pricing Supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Subject to completion; dated October 17, 2019.

Rule 424(b)(5)

Registration No. 333-222676

Preliminary Pricing Supplement dated October 17, 2019

(To Prospectus dated January 24, 2018 and Prospectus Supplement dated January 25, 2018)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TGP4

Principal Amount (in Specified Currency): $             . TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Initial Trade Date: October 17, 2019

Original Issue Date: October 22, 2019

Stated Maturity Date: October 23, 2020

Initial Interest Rate: The initial interest rate will be based on SOFR (as defined in the attached Addendum) determined on October 18, 2019 plus the Floating Rate Spread.

Interest Payment Dates: Each January 23, February 23, March 23, April 23, May 23, June 23, July 23, August 23, September 23, October 23, November 23 and December 23, beginning on November 23, 2019 and ending on the Stated Maturity Date.

Net Proceeds to Issuer: $

Agents:

Morgan Stanley & Co. LLC (“Morgan Stanley”)

Toyota Financial Services Securities USA Corporation (“TFSS USA”)

Morgan Stanley’s Discount or Commission: 0.030%

Morgan Stanley’s Capacity:

[  ] Agent

[X] Principal

TFSS USA’s Discount or Commission: 0.150%

TFSS USA’s Capacity:

[X] Agent

[  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

[X] Regular Floating Rate Note

[  ] Inverse Floating Rate Note:

Fixed Interest Rate:

[  ] Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

[  ] Other Floating Rate Note

(See attached Addendum)

Interest Rate Basis:

[  ] CMS Rate

[  ] CMT Rate

[  ] Commercial Paper Rate

[  ] Eleventh District Cost of Funds Rate

[  ] Federal Funds Rate

[  ] Federal Funds OIS Compound Rate

[  ] LIBOR

[  ] Prime Rate

[  ] Treasury Rate

[X] Other (see attached Addendum)

If CMS:

Designated CMS Maturity Index:

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

[  ] FRBCMT

[  ] FEDCMT

If LIBOR:

Designated LIBOR Page:

Index Currency:

If LIBOR or Treasury Rate:

Index Maturity:

Floating Rate Spread (+/-): +                      %

Spread Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: October 22, 2019

Interest Reset Dates: Each U.S. Government Securities Business Day (as defined in the attached Addendum) in the relevant Interest Payment Calculation Period.

Interest Rate Reset Period: Daily; each U.S. Government Securities Business Day

Interest Rate Reset Cutoff Date: Not Applicable

Interest Determination Date: The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.

Interest Payment Calculation Period: The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Original Issue Date to but excluding the first Interest Payment Date.

Day Count Convention:

[  ] 30/360

[X] Actual/360

[  ] Actual/Actual

Business Day Convention:

[  ] Following

[X] Modified Following, adjusted

Business Days: New York

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [ ], and specify:

Initial Interest Accrual Date:

The Floating Rate Medium-Term Notes, Series B, due October 23, 2020 (the “Notes”) will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about October 22, 2019.

RISK FACTORS

Your investment in the Notes involves risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the Notes and to determine whether the Notes are a suitable investment for you. The Notes may not be a suitable investment for you if you are unsophisticated about debt securities. You should carefully consider the risk factors discussed below and the risks described under “Risk Factors” starting on page S-3 of the accompanying Prospectus Supplement and in the documents incorporated by reference into the accompanying Prospectus, as well as the other information contained or incorporated by reference in this Pricing Supplement or the accompanying Prospectus or Prospectus Supplement, before investing in the Notes.

The daily secured overnight financing rate published by the Federal Reserve Bank of New York (the “Secured Overnight Financing Rate”) has a very limited history; the future performance of the Secured Overnight Financing Rate cannot be predicted based on historical performance.

You should note that publication of the Secured Overnight Financing Rate began on April 3, 2018 and it therefore has a very limited history. In addition, the future performance of the Secured Overnight Financing Rate cannot be predicted based on the limited historical performance. The level of the Secured Overnight Financing Rate during the term of the Notes may bear little or no relation to the historical level of the Secured Overnight Financing Rate. Prior observed patterns, if any, in the behavior of market variables and their relation to the Secured Overnight Financing Rate, such as correlations, may change in the future. While some pre-publication historical data have been released by the New York Fed (as defined herein), such analysis inherently involves assumptions, estimates and approximations. The future performance of the Secured Overnight Financing Rate is impossible to predict and therefore no future performance of the Secured Overnight Financing Rate or the Notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Secured Overnight Financing Rate or the Notes. Changes in the levels of the Secured Overnight Financing Rate will affect the return on the Notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Secured Overnight Financing Rate will be positive.

Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect the Notes.

The Secured Overnight Financing Rate may fail to gain market acceptance. The Secured Overnight Financing Rate was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider the Secured Overnight Financing Rate a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of the Secured Overnight Financing Rate. Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect the return on the Notes and the price at which you can sell such notes.

In addition, very limited market precedent exists for securities that use SOFR (as defined herein) as the interest rate, and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for SOFR used in the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the Notes.

The composition and characteristics of the Secured Overnight Financing Rate are not the same as those of LIBOR and there is no guarantee that the Secured Overnight Financing Rate is a comparable substitute for LIBOR.

In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee announced the Secured Overnight Financing Rate as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of the Secured Overnight Financing Rate are not the same as those of LIBOR. The Secured Overnight Financing Rate is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that the Secured Overnight Financing Rate is fundamentally different from LIBOR for two key reasons. First, the Secured Overnight Financing Rate is a secured rate, while LIBOR is an unsecured rate. Second, the Secured Overnight Financing Rate is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that the Secured Overnight Financing Rate will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of the Secured Overnight Financing Rate began on April 3, 2018, daily changes in the Secured Overnight Financing Rate have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For additional information regarding the Secured Overnight Financing Rate, see “Additional Terms of The Notes—Secured Overnight Financing Rate” below.

The secondary trading market for notes linked to the Secured Overnight Financing Rate may be limited.

Since the Secured Overnight Financing Rate is a relatively new market rate, the Notes will likely have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to the Secured Overnight Financing Rate (such as the Notes) such as the Floating Rate Spread may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that are linked to the Secured Overnight Financing Rate. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in debt securities similar to the Notes, the trading price of the Notes may be lower than that of debt securities linked to rates that are more widely used. Investors in the Notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the Notes in the secondary market will have to make assumptions as to the future performance of the Secured Overnight Financing Rate during the applicable Interest Payment Calculation Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

The administrator of the Secured Overnight Financing Rate may make changes that could change the value of the Secured Overnight Financing Rate or discontinue the Secured Overnight Financing Rate and has no obligation to consider your interests in doing so.

The New York Federal Reserve (or a successor), as administrator of the Secured Overnight Financing Rate, may make methodological or other changes that could change the value of the Secured Overnight Financing Rate, including changes related to the method by which the Secured Overnight Financing Rate is calculated, eligibility criteria applicable to the transactions used to calculate the Secured Overnight Financing Rate, or timing related to the publication of the Secured Overnight Financing Rate. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the Secured Overnight Financing Rate (in which case a fallback method of determining the interest rate on the Notes as further described under “Addendum—SOFR” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the Secured Overnight Financing Rate.

If the Secured Overnight Financing Rate is discontinued, the Notes will bear interest by reference to a different base rate, which could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such notes; there is no guarantee that any replacement base rate will be a comparable substitute for the Secured Overnight Financing Rate.

Under certain circumstances, the interest rate on the Notes will no longer be determined by reference to the Secured Overnight Financing Rate, but instead will be determined by reference to a different rate, which will be a different benchmark than the Secured Overnight Financing Rate which we refer to as a “Benchmark Replacement.”

If a particular Benchmark Replacement cannot be determined, then the next-available Benchmark Replacement will apply. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes by reference to a Benchmark Replacement, any implementation of other changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a change in the benchmark interest rate on the Notes could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the Secured Overnight Financing Rate, the Benchmark Replacement will not be the economic equivalent of Secured Overnight Financing Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as Secured Overnight Financing Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Secured Overnight Financing Rate (each of which means that such a change in benchmark interest rate could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The total amount of interest payable with respect to each Interest Payment Calculation Period will not be known until near the end of the Interest Payment Calculation Period.

The total amount of interest payable with respect to each Interest Payment Calculation Period will not be known until near the end of such Interest Payment Calculation Period. As a result you will not know the total amount of interest payable with respect to each such Interest Payment Calculation Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.

ADDITIONAL TERMS OF THE NOTES

Settlement Date

Toyota Motor Credit Corporation (“TMCC”) expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the third U.S. business day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two U.S. business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Initial Trade Date will be required by virtue of the fact that the Notes initially will settle in three U.S. business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Plan of Distribution

Under the terms and subject to the conditions of the Seventh Amended and Restated Distribution Agreement (the “Distribution Agreement”), dated January 25, 2018, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley, RBC Capital Markets, LLC, SG Americas Securities, LLC and TFSS USA, Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley $          principal amount of the Notes (the “Morgan Stanley Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount. Under the terms and conditions set forth in the Distribution Agreement, Morgan Stanley is committed to take and pay for all of the Morgan Stanley Notes offered hereby, if any is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $             in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”), at 99.850% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.150% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

Notification under Section 309B(1)(c) of the Securities and Futures Act

Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (“SFA”) - The Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Secured Overnight Financing Rate

The Secured Overnight Financing Rate is published by the New York Fed and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Fed reports that the Secured Overnight Financing Rate includes all trades in the Broad General Collateral Rate (as defined by the New York Fed), plus bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust Company, New York, New York (the “Depository”). The Secured Overnight Financing Rate is filtered by the New York Fed to remove a portion of the foregoing transactions considered to be “specials.” According to the New York Fed, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Fed reports that the Secured Overnight Financing Rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as general collateral finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The New York Fed notes that it obtains information from DTCC Solutions LLC, an affiliate of the Depository. If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. The Secured Overnight Financing Rate would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Fed would use information collected through a daily survey conducted by its trading desk of primary dealers’ repo borrowing activity. Such daily survey may include information reported by the Underwriters (as defined herein) or their affiliates. The New York Fed notes on its publication page for the Secured Overnight Financing Rate that use of the Secured Overnight Financing Rate is subject to important limitations and disclaimers, including that the New York Fed may alter the methods of calculation, publication schedule, rate revision practices or availability of the Secured Overnight Financing Rate at any time without notice.

Each U.S. Government Securities Business Day, the New York Fed publishes the Secured Overnight Financing Rate on its website at approximately 8:00 A.M., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of the Secured Overnight Financing Rate but on that same day, the Secured Overnight Financing Rate and the accompanying summary statistics may be republished at approximately 2:30 P.M., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Fed’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Fed and may be changed based on market conditions.

As the Secured Overnight Financing Rate is published by the New York Fed based on data received from other sources, we have no control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes.

The New York Fed began to publish the Secured Overnight Financing Rate in April 2018. The New York Fed has also begun publishing historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is a relatively new market index, the Notes will likely have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to the Secured Overnight Financing Rate, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued indexed debt securities as a result. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Fed’s Website and other U.S. Government sources.

UNITED STATES FEDERAL TAXATION

As discussed in the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes and to the payment of gross proceeds of a disposition (including a retirement) of the Notes. However, regulations proposed by the U.S. Treasury Department on December 18, 2018 indicate an intent to eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation.”

ADDENDUM

SOFR

The Interest Rate Basis for the Notes is SOFR.

“SOFR” means, with respect to any Interest Reset Date, the Daily Secured Overnight Financing Rate for the applicable Interest Determination Date published as of 5:00 P.M. New York City time on the U.S. Government Securities Business Day immediately following such Interest Determination Date, provided that:

(a)	if the Daily Secured Overnight Financing Rate for such Interest Determination Date does not so appear, and a SOFR Index Cessation Date has not occurred, then SOFR for such Interest Determination Date shall be the Daily Secured Overnight Financing Rate published on the Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day on which the Daily Secured Overnight Financing Rate was published on the Federal Reserve’s Website, as determined by the Calculation Agent;

(b)	if the Daily Secured Overnight Financing Rate for such Interest Determination Date does not so appear and a SOFR Index Cessation Date has occurred, the Calculation Agent shall calculate SOFR as if references to the Daily Secured Overnight Financing Rate were references to the rate (inclusive of any spreads or adjustments) recommended as the replacement for the Daily Secured Overnight Financing Rate by the Federal Reserve Board and/or the New York Fed or a committee officially endorsed or convened by the Federal Reserve Board and/or the New York Fed for the purpose of recommending a replacement for the Daily Secured Overnight Financing Rate (which rate may be produced by the New York Fed or another designated administrator). If no such rate is recommended within one U.S. Government Securities Business Day of the SOFR Index Cessation Date, then the rate for each Interest Reset Date occurring on or after the SOFR Index Cessation Date will be determined as if references to the Daily Secured Overnight Financing Rate were references to OBFR, references to U.S. Government Securities Business Day were references to New York Business Day, references to SOFR Index Cessation Date were references to OBFR Index Cessation Date, and references to SOFR Index Cessation Event were references to OBFR Index Cessation Event. If no such rate is recommended within one U.S. Government Securities Business Day of the SOFR Index Cessation Date and an OBFR Index Cessation Date has occurred, then the rate for each Interest Reset Date occurring on or after the SOFR Index Cessation Date will be determined as if references to the Daily Secured Overnight Financing Rate were references to the FOMC Target Rate, references to U.S. Government Securities Business Day were references to New York Business Day and references to the New York Fed’s Website were references to the Federal Reserve’s Website;

(c)	if the Calculation Agent is required to use OBFR in paragraph (b) above and the rate does not so appear but an OBFR Index Cessation Date has not occurred, then OBFR for such Interest Determination Date shall be OBFR published on the New York Fed’s Website for the first preceding New York Business Day on which OBFR was published on the New York Fed’s Website, as determined by the Calculation Agent;

(d)	if the Calculation Agent is required to use OBFR as described in paragraph (b) above and an OBFR Index Cessation Date has occurred, then, with respect to any Interest Determination Date after the OBFR Index Cessation Date, the Calculation Agent shall use the FOMC Target Rate; or

(e)	if the Calculation Agent is required to use the FOMC Target Rate and the rate does not so appear, then the FOMC Target Rate for such Interest Determination Date shall be the FOMC Target Rate published on the Federal Reserve’s Website for the first preceding New York Business Day on which the FOMC Target Rate was published on the Federal Reserve’s Website, as determined by the Calculation Agent.

“Daily Secured Overnight Financing Rate” means the daily Secured Overnight Financing Rate published by the New York Fed, as the administrator of the rate (or a successor administrator), on the New York Fed’s Website.

“Federal Reserve’s Website” means the website of the Board of Governors of the Federal Reserve System, currently at http://www.federalreserve.gov, or any successor website of the Board of Governors of the Federal Reserve System.

“FOMC Target Rate” is the short-term interest rate target set by the Federal Open Market Committee and published on the Federal Reserve’s Website or, if the Federal Open Market Committee does not target a single rate, the mid-point of the short-term interest rate target range set by the Federal Open Market Committee and published on the Federal Reserve’s Website (calculated as the arithmetic average of the upper bound of the target range and the lower bound of the target range, rounded, if necessary, to the nearest second decimal place, 0.005 being rounded upwards).

“ISDA” means the International Swaps and Derivatives Association, Inc.

“New York Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“New York Fed” means the Federal Reserve Bank of New York.

“New York Fed’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor website of the Federal Reserve Bank of New York.

“OBFR” means the Overnight Bank Funding Rate that appears on the New York Fed’s Website at 5:00 P.M. (New York time) on an Interest Reset Date for trades made on the related Interest Determination Date.

“OBFR Index Cessation Date” means, in respect of an OBFR Index Cessation Event, the date on which the New York Fed (or any successor administrator of OBFR), ceases to publish or provide OBFR, or the date as of which OBFR is prohibited from being used.

“OBFR Index Cessation Event” means the occurrence of one or more of the following events:

(a)	a public statement by the New York Fed (or a successor administrator of OBFR) announcing that it has ceased or will cease to publish or provide OBFR permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to publish or provide an OBFR;

(b)	the publication of information which reasonably confirms that the New York Fed (or a successor administrator of OBFR) has ceased or will cease to publish or provide OBFR permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to publish or provide OBFR; or

(c)	a public statement by a U.S. regulator or other U.S. official sector entity prohibiting the use of OBFR that applies to, but need not be limited to, fixed income securities and derivatives, to the extent that such public statement has been acknowledged in writing by ISDA as an “OBFR Index Cessation Event” under the 2006 ISDA Definitions as published by ISDA.

“SOFR Index Cessation Date” means, in respect of a SOFR Index Cessation Event, the date on which the New York Fed (or any successor administrator of SOFR), ceases to publish or provide the Daily Secured Overnight Financing Rate, or the date as of which the Daily Secured Overnight Financing Rate is prohibited from being used.

“SOFR Index Cessation Event” means the occurrence of one or more of the following events:

(a)	a public statement by the New York Fed (or a successor administrator of the Daily Secured Overnight Financing Rate) announcing that it has ceased or will cease to publish or provide the Daily Secured Overnight Financing Rate permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to publish or provide the Daily Secured Overnight Financing Rate;

(b)	the publication of information which reasonably confirms that the New York Fed (or a successor administrator of the Daily Secured Overnight Financing Rate) has ceased or will cease to publish or provide the Daily Secured Overnight Financing Rate permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to publish or provide the Daily Secured Overnight Financing Rate; or

(c)	a public statement by a U.S. regulator or other U.S. official sector entity prohibiting the use of the Daily Secured Overnight Financing Rate that applies to, but need not be limited to, fixed income securities and derivatives, to the extent that such public statement has been acknowledged in writing by ISDA as an “SOFR Index Cessation Event” under the 2006 ISDA Definitions as published by ISDA.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.

“2006 ISDA Definitions” means the 2006 ISDA Definitions (as amended, supplemented and updated as at the date of issue of the Notes specified herein) as published by ISDA.

An investment in the Notes may entail significant risks not associated with similar investments in conventional debt securities. You should ensure that you understand the nature of the terms of the Notes and the extent of your exposure to risk, and that you consider the suitability of the Notes as an investment in the light of your own circumstances and financial condition. You should consult your own professional advisers about the risks associated with investment in the Notes and the suitability of investing in these Notes in light of your particular circumstances.